EXHIBIT 4.7

NEITHER THIS NOTE NOR ANY SHARES OF STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATE. NEITHER THIS NOTE NOR ANY SHARES OF STOCK ISSUABLE UPON CONVERSION OF THIS NOTE MAY BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THIS NOTE OR SHARES OF STOCK ISSUABLE UPON CONVERSION OF THIS NOTE UNDER SUCH ACT UNLESS SUCH REGISTRATION IS NOT REQUIRED PURSUANT TO A VALID EXEMPTION THEREFROM UNDER THE ACT.

THE ISSUE PRICE OF THIS NOTE IS $400,000.00 (THE "ISSUE PRICE").  THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THIS NOTE IS $60,000.00 (the "OID AMOUNT").  THE ISSUE DATE OF THIS NOTE IS NOVEMBER 30, 2009.

LENCO MOBILE INC.

Original Issue Discount Secured Convertible Promissory Note

$460,000.00	November 30, 2009

FOR VALUE RECEIVED, the undersigned Lenco Mobile Inc., a Delaware corporation (referred to herein as "Borrower" or the "Company"), promises to pay to the order of Agile Opportunity Fund LLC, its successors or assigns (the "Lender"), the principal sum of Four Hundred Sixty Thousand and 00/100 Dollars ($460,000.00) (the "Face Amount") on November 29, 2010 (the "Maturity Date"), together with interest on the Issue Price of this Note at a rate equal to eighteen percent (18%) per annum calculated on the basis of a 360 day year (the "Interest Rate").  Interest shall be payable on the last day of each month commencing on December 31, 2009. Notwithstanding any other provision hereof, interest paid or becoming due hereunder and any other payments hereunder which may constitute interest shall in no event exceed the maximum rate permitted by applicable law.

Interest and any other amounts due hereunder are payable in lawful money of the United States of America to the Lender at the address set forth in that certain Securities Purchase and Amendment Agreement by the Borrower, AdMax Media Inc., its wholly owned subsidiary, and the Lender dated as of the date hereof (the "Securities Purchase Agreement") and pursuant to which this Note is issued. All capitalized terms not otherwise defined herein shall have the respective meanings as set forth in the Securities Purchase Agreement.  This Note is secured by the Security Agreement and the Pledge Agreement.

Section 1.   Conversion.

(a)   At any time from the original issue date hereof through the date that this Note is paid in full, Lender shall have the right, in its sole discretion, to convert the principal balance of this Note then outstanding plus accrued but unpaid interest, in whole or in part, into shares (each, a "Conversion Share") of Common Stock at a conversion price equal to $3.25 per Conversion Share, subject to adjustment as provided in Section 2 herein (the "Conversion Price").

(b)   Lender may convert this Note at the then applicable Conversion Price by the surrender of this Note (properly endorsed) to the Company at the principal office of the Borrower, together with the form of Notice of Conversion attached hereto as Annex A (a "Notice of Conversion") duly completed, dated and executed, specifying therein the Convertible Principal Balance and/or outstanding interest to be converted.  The "Conversion Date" shall be the date that such Notice of Conversion and this Note is duly provided to Borrower hereunder (or, at Lender's option, the next interest payment date with respect to Lender's conversion of any scheduled interest payment).  In the event that the Lender shall specify a name or names other than that of the Lender to receive any of the Conversion Shares issuable upon such exercise of the conversion option, the Notice of Conversion also shall be accompanied by payment of all transfer taxes payable upon the issuance of the Conversion Shares to such specified person(s).

(c)   On the date of receipt by the Company of the duly completed, dated and executed Notice of Conversion, this Note and applicable transfer taxes, if any, all in accordance with Section 1(b) with respect to a conversion of any portion of this Note, the Lender (and any person(s) receiving Conversion Shares in lieu of the Lender) shall be deemed to have become the holder of record for all purposes of the Conversion Shares to which such valid conversion relates.

(d)   As soon as practicable, but not in excess of five business days, after the valid conversion of any portion of this Note, the Company, at the Company’s expense (including the payment by Company of any applicable issuance and similar taxes, but excluding the transfer taxes referred to in Section 1(b)), will cause to be issued in the name of and delivered to the Lender (and/or such other person(s) identified in the Notice of Conversion with respect to such conversion), certificates evidencing the number of duly authorized, validly issued, fully paid and non-assessable Conversion Shares to which the Lender (and/or such other person(s) identified in such Notice of Conversion, shall be entitled to receive upon the conversion), as adjusted to reflect the effects, if any, of the anti-dilution provisions of Section 2, such certificates to be in such reasonable denominations as Lender may request when delivering the Notice of Conversion.

(e)   If less than the entire Convertible Principal Balance of this Note is being converted, the Company shall execute and deliver to the Lender a new replacement Note (dated as of the date hereof) evidencing a face amount which is the percentage of the original Face Amount equal to the portion of the Convertible Principal Balance that has not been so converted.

Section 2.   Conversion Price Adjustment.

(a)   If the Borrower, at any time while this Note is outstanding, (i) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock into a larger number of shares, (iii) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issue by reclassification of shares of the Common Stock any shares of capital stock of the Borrower, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding after such event. Any adjustment made pursuant to this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(b)   In case of any consolidation or merger of the Borrower with or into another entity or the conveyance of all or substantially all of the assets of the Borrower to another entity (collectively, an "Organic Change"), this Note shall thereafter be convertible (to the extent such conversion is permitted hereunder) into the number of shares of Common Stock or other securities or property to which a holder of the number of shares of Common Stock of the Borrower deliverable upon conversion of this Note would have been entitled had this Note been converted immediately prior to such Organic Change and held until after the closing of such Organic Change; and, in any such case, appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of Lender or any subsequent holder of this Note, to the end that the provisions set forth herein shall be thereafter applicable, as nearly as reasonably may be, in relation to any shares of Common Stock or other property thereafter deliverable upon the conversion of this Note.

Section 3.   Reservation of Stock.  The Borrower covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of this Note as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Lender, not less than such number of shares of the Common Stock as shall be issuable upon the conversion of the outstanding Face Amount of this Note and accrued and unpaid interest hereunder.  If at any time, the Company does not have available an amount of authorized but unissued Common Stock or Common Stock held in treasury necessary to satisfy any conversion of all amounts outstanding under this Note, the Company shall call and hold a special meeting of its stockholders within 90 days of the occurrence of any shortfall in authorized shares for the purpose of approving an increase in the number of shares of authorized Common Stock to an amount sufficient to enable conversion all amounts outstanding under this Note, subject in all respects to compliance with the requirements of Section 14 of the Securities Exchange Act of 1934 to which the Borrower is subject.  The Board of Directors of the Company shall recommend that stockholders vote in favor of increasing the number of authorized shares of Common Stock at any such meeting.  The Borrower covenants that all shares of Common Stock that may be issuable upon conversion of this Note shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.  No consent of any other party and no consent, license, approval or authorization of, or registration or declaration with, any governmental authority, bureau or agency is required in connection with the execution, delivery or performance by the Borrower, or the validity or enforceability of this Note other than such as have been met or obtained. The execution, delivery and performance of this Note and all other agreements and instruments executed and delivered or to be executed and delivered pursuant hereto or thereto or the securities issuable upon conversion of this will not violate any provision of any existing law or regulation or any order or decree of any court, regulatory body or administrative agency or the certificate of incorporation or by-laws of the Borrower or any mortgage, indenture, contract or other agreement to which the Borrower is a party or by which the Borrower or any property or assets of the Borrower may be bound.

Section 4.   No Fractional Shares.  Upon a conversion hereunder, the Borrower shall not be required to issue stock certificates representing fractions of shares of Common Stock, and in lieu of any fractional shares which would otherwise be issuable, the Borrower shall issue the next highest whole number of shares of Common Stock, as the case may be.

Section 5.   Redemption.  If at any time while this Note shall be outstanding, the Company shall consummate: (i) the closing of a financing in excess of three million dollars ($3,000,000); or (ii) a Sale of the Company, then the Company shall deliver a written notice to the Lender of the pending consummation of any transaction described in clauses (i) or (ii) of this Section 5 (each, a "Liquidity Event") fifteen (15) days prior thereto and shall, at the sole option of the Lender, redeem this Note in full immediately following the closing of such Liquidity Event (the "Repayment Date") by paying the entire outstanding Face Amount of this Note, together with accrued interest. For the purpose of clarification, after delivery of a notice of a Liquidity Event as provided for in this Section, the Lender shall continue to be entitled to effectuate conversions as contemplated under this Note until such time as the redemption under this Section is consummated.

Section 6.   Transferability.  This Note and any of the rights granted hereunder are freely transferable by the Lender, in its sole discretion, subject to federal and state securities law restrictions, if any.

Section 7.   Event of Default.  (a)  In the event that any one of the following events shall occur (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)   Any default in the payment of the principal of, interest on or other charges in respect of this Note or the Original Note, as and when the same shall become due and payable (whether on a Conversion Date or the Maturity Date or by acceleration or otherwise);

(ii)   The Borrower or AdMax shall fail to observe or perform any other material covenant, agreement or warranty contained in, or otherwise commit any breach or default of any provision of this Note, the Original Note or any Loan Document to which it is a party, and such failure or breach shall continue to exist for a period of 10 days following delivery of Holder's written notice to Borrower of such failure or breach (unless the underlying breach or default was subject to notice and an opportunity to cure under the Loan Documents in which case no additional notice or cure period shall be afforded);

(iii)   The Borrower or AdMax, shall commence, or there shall be commenced against the Borrower or AdMax any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Borrower or AdMax commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or AdMax or there is commenced against the Borrower or AdMax any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 60 days; or the Borrower or AdMax is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or AdMax suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or the Borrower or AdMax makes a general assignment for the benefit of creditors; or the Borrower or AdMax shall fail to pay or shall state that it is unable to pay or shall be liable to pay, its debts as they become due or by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Borrower or AdMax for the purpose of effecting any of the foregoing; or

(iv)   The Borrower or AdMax shall default (subject to all applicable cure periods) in any of its secured obligations under any other note or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any leasing or factoring arrangement of the Borrower, whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, then, in any such event, a default by Borrower shall be deemed to occur under this Note, which, unless such default is cured (in the case of clause (i) or (ii) of this paragraph (a) only) by Borrower within five business days from delivery of notice (an "Event of Default Notice") to Borrower of such default, shall be deemed, for the purposes of this Note, to be an "Event of Default."

(b)   Following and during continuation of an uncured Event of Default, the Interest Rate shall increase to 24.99% per annum immediately following such Event of Default; provided, that the Interest Rate shall thereafter automatically revert back to the prior Interest Rate upon all Events of Default being cured to the satisfaction of Lender, effective on the date that Lender accepts such cure.  Notwithstanding the foregoing, in the event Borrower fails to pay all amounts due hereunder on or before the Maturity Date, beginning on the day after the Maturity Date, the OID Amount and the Face Amount of this Note payable by Borrower shall be increased pro rata for each month or fraction thereof after the Maturity Date that this Note remains unpaid. Upon the occurrence of an Event of Default hereunder, the entire Face Amount of this Note together with any accrued but unpaid interest shall automatically become due and payable.  The failure of the Lender to exercise any of its rights hereunder in any particular instance shall not constitute a waiver of the same or of any other right in that or any subsequent instance with respect to the Lender or any subsequent holder.  The Lender need not provide and the Borrower hereby waives any presentment, demand, protest or other notice of any kind, and the Lender may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law.

Section 8.   Registration Rights.  The Lender is entitled to certain registration rights with respect to the Common Stock issuable upon conversion of this Note as set forth in the Securities Purchase Agreement.

Section 9.   Notices.  Any and all notices, requests, documents or other communications or deliveries required or permitted to be given or delivered hereunder shall be delivered in accordance with the notice provisions of the Securities Purchase Agreement.

Section 10.   Usury.  To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any claim, action or proceeding that may be brought by the Lender in order to enforce any right or remedy under any Loan Document.  Notwithstanding any provision to the contrary contained in any Loan Document, it is expressly agreed and provided that the total liability of the Company under the Loan Documents for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the "Maximum Rate"), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under the Loan Documents exceed such Maximum Rate.  It is agreed that if the maximum contract rate of interest allowed by law and applicable to the Loan Documents is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to the Loan Documents from the effective date forward, unless such application is precluded by applicable law.  If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to Lender with respect to indebtedness evidenced by the Loan Documents, such excess shall be applied by Lender to the unpaid principal balance of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at Lender’s election.

Section 11.   Governing Law; Waiver of Jury Trial.  This Note and the provisions hereof are to be construed according to and are governed by the laws of the State of New York, without regard to principles of conflicts of laws thereof.  Borrower agrees that the New York State Supreme Court located in the County of Nassau, State of New York shall have exclusive jurisdiction in connection with any dispute concerning or arising out of this Note, the Loan Documents, or otherwise relating to the parties relationship.  In any action, lawsuit or proceeding brought to enforce or interpret the provisions of this Note, the Loan Documents and/or arising out of or relating to any dispute between the parties, the Lender shall be entitled to recover all of its costs and expenses relating collection and enforcement of this Note (including without limitation, reasonable attorney’s fees and disbursements) in addition to any other relief to which the Lender may be entitled.

THE BORROWER HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATING TO THIS NOTE.

Section 12.   Successors and Assigns.  Subject to applicable securities laws, this Note and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and assigns of Lender.

Section 13.   Reimbursement of Expenses.  The Company shall reimburse the Lender for any reasonable legal fees and disbursements incurred by the Lender in enforcement of or protection of any of its rights under this Note.

Section 14.   Amendment.  This Note may be modified or amended or the provisions hereof waived only with the written consent of the Lender and the Company.

Section 15.   Severability.  Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Note.

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IN WITNESS WHEREOF, the Borrower has caused this Original Issue Discount Secured Convertible Promissory Note to be duly executed by a duly authorized officer as of the date first above indicated.

LENCO MOBILE INC. By: /s/ Michael Levinsohn Name: Michael Levinsohn Title: CEO

ANNEX A

NOTICE OF CONVERSION
To Be Executed by the Lender
in Order to Convert Promissory Note

The undersigned Lender hereby elects to convert $__________ principal (equal to $______ Face Amount less, if Conversion Date is prior to Maturity Date, $____ unamortized OID Amount, capitalized terms used as defined in the Note) and $_____ interest currently outstanding and owed under the Original Issue Discount Secured Convertible Promissory Note issued to Agile Opportunity Fund, LLC at a Conversion Price of $___ (the "Note") and to purchase ___________ shares of Common Stock issuable upon conversion of such Note, and requests that certificates for such securities shall be issued in the name of:

_________________________________________________
(please print or type name and address)

_________________________________________________
(please insert social security or other identifying number)

and be delivered as follows:

_________________________________________________
(please print or type name and address)

_________________________________________________
(please insert social security or other identifying number)

Lender Name: ______________________________________

By: ______________________________________________
Name:
Title:

Conversion Date: ___________________________________